Exhibit 99.1

Contact:

Retrophin, Inc.	Retrophin, Inc.
Marc Panoff, CFO	Chris Cline, CFA Manager, Investor Relations
646-564-3671	646-564-3680
marc@retrophin.com	IR@retrophin.com

Retrophin Announces Appointment of Gary Lyons to Board of Directors

Addition of independent director brings Company into compliance with Nasdaq Listing Rule 5605

New York, NY (October 9, 2014) – Retrophin, Inc. (NASDAQ: RTRX) today announced the appointment of Gary Lyons to the Board of Directors as a third independent director. This addition brings the Company into compliance with the independent director and audit committee requirements set forth in Nasdaq Listing Rule 5605.

“I’m pleased to welcome Gary to our board of directors,” said Stephen Aselage, Chief Executive Officer of Retrophin. “He has extensive biopharmaceutical expertise that will contribute to Retrophin’s success and help accelerate our growth through the advancement of our pipeline and pursuit of business development opportunities.”

Mr. Lyons was the founding President and Chief Executive Officer of Neurocrine Biosciences from 1993 to 2008 and remains as a member of the Board of Directors. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development and Vice President of Sales. Mr. Lyons currently serves on the Board of Directors for: Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for the treatment of inflammatory/autoimmune and metabolic diseases; Vical Incorporated, a biotechnology company focused on the prevention and treatment of serious or life-threatening diseases; Cytori Therapeutics, a company focused on stem cell therapies; and KaloBios Pharmaceuticals, Inc., a company developing patient targeted, first in-class monoclonal antibodies. Mr. Lyons was previously a director of PDL BioPharma, Inc., Poniard Pharmaceuticals, Inc., NeurogesX, Inc., and Facet Biotech Corporation. Mr. Lyons holds a B.S. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company’s approved products include Chenodal®, Thiola® and Vecamyl®, and its pipeline includes compounds for several catastrophic diseases, including focal segmental glomerulosclerosis (FSGS), pantothenate kinase-associated neurodegeneration (PKAN), schizophrenia, infantile spasms, nephrotic syndrome and others. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. No forward-looking statement can be guaranteed. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission.